Exhibit (h)(8)

ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of ___________, 2019, by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "Administrator"), and Guinness Atkinson Funds, a Delaware statutory trust (the “Trust” on behalf of each series listed on Appendix A to this Agreement each a “Portfolio” and collectively, the "Portfolios") and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (“the 1940 Act”).

WITNESSETH:

WHEREAS, the Trust and each Portfolio are registered with the United States Securities and Exchange Commission as a management investment company under the 1940 Act; and

WHEREAS, the Trust desires to retain the Administrator to render certain services to the Trust and each Portfolio, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator. The Trust hereby employs and appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. Delivery of Documents. The Trust will on a continuing basis provide the Administrator with:

2.1 properly certified or authenticated copies of resolutions of the Trust’s Board of Trustees authorizing the appointment of the Administrator as administrative agent of the Trust and approving this Agreement;

2.2 a copy of each Portfolio’s most recent registration statement;

2.3 copies of all agreements between the Trust and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4 a copy of the Trust’s valuation procedures;

2.5 a copy of the Trust’s Declaration of Trust and By-laws;

2.6 any other documents or resolutions (including but not limited to directions or resolutions of the Trust’s Board of Trustees) which relate to or affect the Administrator's performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7 copies of any and all amendments or supplements to the foregoing.

3. Duties as Administrator. Subject to the supervision and direction of the Trust’s Board of Trustees, and in conjunction with the Trust’s service providers, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Trust as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Trust’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Administrator shall not be responsible for the Trust’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Trust’s failure to comply with said documents, laws or regulations or the Trust’s failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by the Trust and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Trust and will be, at the Trust’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

3.2 Use of Agents The Administrator may at any time or times in its discretion appoint (and may at any time remove) any affiliate, bank, or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out the provisions of this Agreement as it may from time to time direct. The Administrator shall exercise reasonable care in the selection and monitoring of such Agents and the appointment of an Agent shall not relieve the Administrator of its obligations under this Agreement.

4. Duties of the Trust. The Trust shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of a Portfolio, liabilities of a Portfolio not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. The Trust agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Trust and each Portfolio is the “client” or “customer” of the Administrator. The Trust further represents that it will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5. Instructions.

5.1 The Administrator shall not be liable for, and shall be indemnified by the Trust against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Trust (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Trust.

5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Trust by one or more persons as the Board of Trustees of the Trust shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Trust.

5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4 With respect to telefax transmissions, the Trust hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions. The Trust agrees that such telefax instructions shall be conclusive evidence of the Trust's Instruction to the Administrator to act or to omit to act.

5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Trust authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Trust (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Trust to the Administrator.)

6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Trust shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Trust and the Administrator. Additional services performed by the Administrator as requested by the Trust shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Trust separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Trust and the Administrator. The foregoing fees and disbursements shall be billed to the Trust by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7. Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D).

8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1 any Sovereign Event. A "Sovereign Event" shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator's reasonable control;

8.1.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3 any provision of any order or judgment of any court of competent jurisdiction.

8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Trust or any shareholder or former shareholder of the Trustor any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such Administrator’s obligations and duties.

8.3 The Administrator shall not be liable for any damages arising out of any misstatement or omission in the Trust’s registration statement, prospectus, shareholder report, offering document or other information filed or made public by the Trust or Foreside Fund Services, LLC (the “Distributor”), except with respect to written information provided to the Trust or its counsel by the Administrator specifically for such purpose.

8.4 In no event and under no circumstances shall the Administrator be held liable for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix B hereto.

9.1 [RESERVED]

9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.4 below.

9.2.1. The parties hereto acknowledge that the Administrator's causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Portfolio.

9.2.2. In no event shall the Administrator be liable or responsible to the Trust, any present or former shareholder of the Trust, or any other person for any error or delay that continued or was undetected after the date of an audit performed by the certified public accountants employed by the Trust if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit.

9.2.3 The Administrator shall not be held accountable or liable to the Trust, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator's usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Trust and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of a Portfolio; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager or adviser of the Trust and those sources listed on Appendix D), (b) from a source which in the Administrator's reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Trust or its service providers (excluding for this purpose BBH&Co. as custodian for the Trust) which would impact the calculation of NAV but which is not communicated by the Trust or such service providers to the Administrator. To the extent that Trust assets are not in the custody of the Administrator (or BBH&Co. as custodian for the Trust), the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party including a custodian on behalf of the Trust.

9.2.4. In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Trust and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Trust or its present or former shareholders after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Trust and the Administrator will consider such relevant factors as the amount of the loss involved, the Trust's desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Trust might be induced to absorb a portion of the loss incurred.

9.3 Liability for ETF Transfer Agency and Related Services. Without limiting the provisions in Section 8 hereof, the Administrator shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; or (iii) (a) the failure of any Authorized Participant to deposit with the Trust’s Custodian sufficient collateral, or to provide additional collateral upon request by the Administrator, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the Administrator from a source which the Administrator was authorized to rely upon (including, but not limited to, those sources listed on Appendix D). Any losses sustained by the Trust as a result of or arising from errors in calculations performed by the Administrator in connection with the monitoring or maintenance of collateral positions relating to creation or redemption unit activity shall not exceed the total fees paid to the Administrator in any calendar year.

10. Indemnification. The Trust hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any third party claim, demand, action or suit, in connection with or arising out of performance of the Administrator’s obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Administrator may consult with its counsel at its own expense or the Trust's counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Trust's counsel.

The Administrator may consult with a certified public accountant at its own expense or the Trust's Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Trust's Treasurer.

12. Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section.

12.1 This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which is a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or upon thirty (30) days written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Trust for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2. Upon termination of the Agreement in accordance with this Section 12, the Trust may request the Administrator to promptly deliver to the Trust or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Trust records maintained but not created by the Administrator. If such request is provided in writing by the Trust to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Trust a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Trust by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13. Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any Regulatory Authority, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by Applicable Law. The parties agree to notify the other of any consultations with any such Regulatory Authority of which they become aware, to the extent not prohibited.

14. Tape-recording. The Trust authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Trust, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Trust in writing. The Trust further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law. The Administrator further agrees to provide to the Trust copies of any recorded conversations upon the Trust’s request, and to notify the Trust if copies of such conversations are provided to any third party.

15. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18. Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. The fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19. Notices. Notices and other writings delivered or mailed postage prepaid to the Trust addressed to the Trust at the offices of the Trust’s investment adviser, Guinness Atkinson Asset Management, Inc., 225 South Lake Avenue, Suite 216, Pasadena, CA 91101, Attention: James J. Atkinson, President or to such other address as the Trust may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA 02110, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Trust in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Trust and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Trust or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, electronic copy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy, electronic copy or telefax until the Administrator has received the original of the Agreement.

22. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23. Authorization. The Trust hereby represents and warrants that the Trust’s Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Trust has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document .

BROWN BROTHERS HARRIMAN & CO.

By:

Name:
Title:
Date:	___________, 2019

Guinness Atkinson Funds

By:

Name:	James J. Atkinson
Title:	President
Date:	___________, 2019

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of ________, 2019

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of ________, 2019:

Smart Transportation ETF

By:

Name:	James J. Atkinson
Title:	President
Date:	______________, 2019

APPENDIX B

ADMINISTRATIVE AGENCY AGREEMENT

Services

Fund Accounting Services

The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

•	Investment tax lots
•	Income
•	Dividends
•	Principal paydowns
•	Capital activity
•	Expense accruals
•	Cash activity
•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

•	Securities holdings
•	Cash including cash transfers, fees assessed and other investment related cash transactions
•	Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund
•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D
•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

•	Amortization/accretion at the individual tax lot level
•	General ledger entries
•	Book value calculations
•	Trade Date + 1 accounting
•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

ETF Transfer Agency and Related Services

The Administrator shall perform the following ETF Transfer Agency and Related Services:

I.	Creation and Redemption of Creation Units.

It is agreed and understood that the Administrator on the Trust’s behalf, shall process the issuance and redemption of Creation Units of each Portfolio of the Trust in blocks of Shares as established in the Prospectus for the Portfolio (“Creation Units”) to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from Authorized Participants creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

B.	Pursuant to creation and redemption orders that the Administrator as transfer agent shall receive from the Authorized Participants (and which shall be confirmed by the Distributor, as required)] and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall communicate such orders to the Trust or Portfolio as appropriate.

B.	Pursuant to such creation orders that the Administrator as the Index Receipt Agent shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions to the Trust’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a shareholder (each a “Authorized Participant”) of the Trust and deliver the Creation Units of the Portfolio to the appropriate Authorized Participant.

C.	Pursuant to such redemption orders that Index Receipt Agent shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions (which may be irrevocable in certain foreign markets) to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Trust.

D.	On behalf of the Trust, the Administrator shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF Shares of a Portfolio shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator. In issuing Creation Units through DTC to an Authorized Participant, the Administrator shall be entitled to rely upon the latest Instructions that are received from the Distributor by the Administrator as Index Receipt Agent concerning the issuance and delivery of such Creation Units for settlement.

E.	The Administrator shall not issue on behalf of the Trust any Creation Units where it has received an Instruction from the Trust or the Distributor or written notification from any federal or state authority that the sale of the ETF Shares of a Portfolio has been suspended or discontinued, and the Administrator shall be entitled to rely upon such Instructions or written notification.

F.	Upon the issuance of Creation Units as provided herein, the Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Trustor the Distributor in connection with such issuance.

G.	The Administrator will act only upon Instruction from the Trust and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The Administrator shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

II.	Recordkeeping.

A.	The Administrator shall record the creation and redemption of Creation Units and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the Administrator by the Trustor the Distributor. The Administrator shall also provide the Trust on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III.	Services Related to the Monitoring of Cash Collateral.

The Trust acknowledges that accepting cash collateral or cash in lieu from Authorized Participants in connection with Creation Unit activity entails a variety of risks (including market risk, counterparty risk and settlement risk), which the Trust retains notwithstanding the provision by the Administrator of services related to monitoring of cash collateral. The services provided by the Administrator are administrative and do not change the nature of the relationship between the Trust and any Authorized Participant. The Trust agrees that it bears all investment risk of any cash collateral posted by any Authorized Participant and agrees further to participate in (including entering into required documentation) the Custodian’s CMS program with respect to cash collateral. The Administrator shall have no obligation with respect to determining adequacy or sufficiency of collateral required or received other than calling cash collateral in accordance with the terms set forth in the Participant Agreement and Operational Procedures. The Trust agrees to cooperate with the Administrator with respect to resolutions of issues or exceptions as they may arise with respect to collateral posted by Authorized Participants and agrees to instruct the Administrator as to any realization by the Trust upon cash collateral posted, including any measures to be taken by the Trust or Investment Advisor, for example, buying in, of securities or ETF shares. The Administrator shall perform the following specific services:

(a)	Identify creation and redemption Creation Unit activity for which collateral is required, on a daily basis

(b)	Calculate required collateral for creation and redemption on a daily basis in accordance with the collateral ratios set forth in the Participant Agreements, utilizing a market price from a third party pricing source [as mutually agreed/set forth on Appendix D]

(c)	Mark to market daily the value of such collateral positions using market prices from a third party pricing source [as mutually agreed/set forth on Appendix D]

(d)	Communicate collateral requirements as determined in (b) and (c) to Authorized Participants as necessary

(e)	Provide reporting as to open collateral positions and notify the Trust in the event of collateral delivered by Authorized Participants

(f)	Establish Operational Procedures with the Trust and Authorized Participants (based upon the form provided by the Administrator) which set forth the detailed requirements in connection with the processing requirements as to cash collateral posted by Authorized Participants

BROWN BROTHERS HARRIMAN & CO.

By:

Name:
Title:
Date:	__________, 2019

Guinness Atkinson Funds

By:

Name:	James J. Atkinson
Title:	President
Date:	_____________, 2019

APPENDIX C

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

Guinness Atkinson Funds

By:

Name:	James J. Atkinson
Title:	President
Date:	______________, 2019

APPENDIX D TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORISED SOURCES

The Investment Advisor and Fund hereby acknowledge that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH
BLOOMBERG
RUSSELL/MELLON
FUND MANAGERS / CLIENT DIRECTED
INTERACTIVE DATA CORPORATION
REPUTABLE BROKERS
THOMSON REUTERS
SUBCUSTODIAN BANKS
SIX FINANCIAL
REPUTABLE FINANCIAL PUBLICATIONS
STOCK EXCHANGES
STAT PRO
MORGAN STANLEY CAPITAL INTERNATIONAL
WALL STREET OFFICE*
PRICING DIRECT
MARKIT
SUPER DERIVATIVES
S&P
DOW JONES
JP MORGAN
SQX (SECURITIES QUOTE EXCHANGE)
BARCLAYS
FITCH SOLUTIONS
MOODYS
FORD EQUITY RESEARCH
FTSE GROUP
INVESTMENT TECHNOLOGY GROUP (ITG)
WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES
DEPOSITORIES (DTC, EUROCLEAR, ETC)
CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)
OeKB
CITIGROUP INDEX LLC
MORNINGSTAR INC.

*	By using Wall Street Office (“WSO”) as an authorized information source, the Investment Advisor and Trustare each authorizing the Administrator to share confidential information regarding bank loan transactions with WSO. Investment Advisor and Trusteach acknowledge and agree that, while WSO must maintain such information confidentially, WSO is permitted to utilize such information on an anonymous basis in furtherance of its products and services.

Guinness Atkinson Funds

By:
Name:	James J. Atkinson
Title:	President
Date:	__________, 2019